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                                                                     Exhibit 5.1

May 3 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


     Re: Registration Statement on Form S-3, file number 333-83942, for Debt Securities to be Offered Pursuant to Rule 415

Ladies and Gentlemen:

We have acted as counsel to AmeriGas Partners, L.P., a Delaware limited partnership (the "Partnership"), and AP Eagle Finance Corp., a Delaware corporation and wholly owned finance subsidiary of Amerigas Partners, L.P., ("AP Eagle Finance," together with the Partnership, the "Issuers"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement, and Amendments No. 1 and 2 thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance and sale from time to time by the Issuers of up to $100,000,000 aggregate principal amount of 8 7/8% Series B Senior Notes due 2011 (the "Debt Securities").

In rendering the opinion set forth below, we have examined the Registration Statement and the exhibits thereto, the Indenture dated as of August 21, 2001 between the Issuers and First Union National Bank (the "First Union"), as trustee, the Supplemental Indenture dated as of May 3, 2002 ("Indenture") between the Issuers and Wachovia Bank, National Association, successor to First Union (the "Trustee"), the corporate records and documents, statements and certificates of officers of the Company, and have made such other and further investigations, as we have deemed relevant.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that $40,000,000 aggregate principal amount of Debt Securities, when sold pursuant to the Registration Statement as of today's date, and the remaining $60,000,000 aggregate principal, when (i) authorized for issuance by the Issuers, (ii) executed and authenticated in accordance with the Indenture and (iii) delivered as contemplated in the Registration Statement and the Indenture against payment therefore, will continue valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.











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Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equity principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

We hereby consent to the incorporation by reference of this opinion into the Registration Statement and to the reference to our Firm under the caption "Legal Opinion" in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.


Sincerely,

/s/ MORGAN, LEWIS & BOCKIUS LLP